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                     September 27, 2022

       Jonathan Baliff
       Chief Financial Officer
       Redwire Corporation
       8226 Philips Highway, Suite 101
       Jacksonville, Florida 32256

                                                        Re: Redwire Corporation
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2021
                                                            Filed April 11,
2022
                                                            File No. 001-39733

       Dear Mr. Baliff:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Manufacturing